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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 2 on Form S-3 to Form S-4, No. 333-31156) and related Prospectus of Young Broadcasting Inc. for the registration of 2,356,304 shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 7, 2000 and February 4, 2000, respectively, with respect to the consolidated financial statements of Young Broadcasting Inc. and the combined financial statements of KRON-TV (a division of the Chronicle Publishing Company), included in the Proxy Statement of Young Broadcasting Inc. previously filed with the Securities and Exchange Commission that is a part of the Registration Statement.

                                          /s/ Ernst & Young LLP

New York, New York
July 7, 2000